Exhibit 99.1

Wayne L. Badovinus

8608 Doral Court West

Flower Mound, TX 75022

November 30, 2009

Stan Fredrick

Jerry Gilbert

Larry Jobe

Alan Kennedy

Patricia Wier

Robert Blattberg

Bob Toth

Ray Robbins

Re: Letter of Resignation

Dear Board Members,

After one month of thoughtful consideration following my performance review on November 3rd, 2009, I have decided to submit my resignation as CEO of Mannatech in accordance with Section 2, paragraph 2.1 of my employment agreement dated June 4, 2008. My resignation will be effective January 1, 2010. I want to execute this change in an orderly way and not disrupt either the activities of the board or the operations of the company unduly.

It is clear to me, from your evaluation of my performance, that my efforts over the last eighteen months have not met the performance expectations of the board and the company, therefore, I have concluded both would be better served with someone else in the CEO role. As in all things, I suspect this will be a disappointing outcome for some, but clearly will be a positive for others. I want to thank you for the opportunity to participate in Mannatech and I also want to wish the board and company good luck going forward.

Respectfully,

/s/ Wayne Badovinus

Wayne Badovinus